EXHIBIT 10.33

                                AMENDMENT NO. 12

                                       TO

                           LOAN AND SECURITY AGREEMENT


     Amendment No. 12 dated as of January 1, 2003 ("Amendment") to Loan and Security Agreement originally dated as of December 28, 1999 and originally among IEC ELECTRONICS CORP. ("IEC" or "Debtor") and IEC ELECTRONICS-EDINBURG, TEXAS INC. ("IEC-Edinburg") and HSBC BANK USA, as Agent ("Agent") and HSBC BANK USA ("HSBC Bank") and GENERAL ELECTRIC CAPITAL CORPORATION ("GE Capital") as lenders (collectively, the "Lenders").

                                   BACKGROUND

     1. Debtor, Agent and Lenders entered into a Loan and Security Agreement dated as of December 28, 1999 ("LSA") and Amendment Nos. 1 through 11 thereto dated as of March 30, 2000, December 1, 2000, April 24, 2001, December 21, 2001, February 15, 2002, February 28, 2002, March 15, 2002, April 8, 2002, June 20,
2002, October 1, 2002 and November 12, 2002, respectively, ("Amendments"), and certain modification letters to Amendment 9 dated August 9, 2002, August 23, 2002, September 17, 2002 and September 24, 2002 ("Modifications"), (collectively, the LSA, the Amendments and the Modifications are referred to herein as the "Agreement"). On or about January 27, 2000, IEC-Edinburg merged into IEC leaving IEC as the sole Debtor under the Agreement. All capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

     2. Debtor has requested that Agent and Lenders consider extending the term of the Agreement to provide the Debtor with financing while Debtor is actively pursuing with Keltic Financial Partners LP and Suntrust Bank a refinancing of all of the indebtedness of Debtor to Agent and the Lenders under the Agreement as outlined in term sheets previously delivered to the Agent and Lenders and accepted by Debtor and approved by Debtor's Board of Directors.

     3. In response to Debtor's request and subject to all of the terms and conditions set forth herein, the Agent and the Lenders are willing to extend the Agreement provided certain amendments are made to the Agreement as set forth below.

     NOW, THEREFORE, Debtor, the Agent and the Lenders for good and valuable consideration, receipt of which is hereby acknowledged, and in contemplation of the foregoing, hereby agree as follows:

     A. Conditions. The amendments and waivers contained herein shall be granted upon satisfaction of the following terms and conditions:

        1. Debtor shall have executed, and shall have caused IEC Electronics, S. de R.L. de C.V. ("IEC-Mexico") and IEC Electronics Foreign Sales Corporation ("IEC-FSC") to have executed, this Amendment to indicate their consent hereto, and four executed duplicate originals of this Agreement shall have been delivered to Agent.

        2. Debtor's continuing agreement, evidenced by Debtor's signature on this Amendment, that Debtor will: (i) continue to cooperate with Getzler & Company, Inc. ("Getzler") so that Getzler may review Debtor's business and business plans in order to report thereon to Agent's counsel and the Lenders;
(ii) permit Getzler to access Debtor's places of business and its books and records in order to complete such review and report; (iii) reimburse the Agent or its counsel, upon demand, for the cost and expenses of Getzler; and (iv) promptly advise in writing, any professionals engaged by Debtor or its Affiliates to advise and assist in the sale of any of Debtor's property or to advise Debtor or its Affiliates with respect to their business or financial prospects, including, without limitation, Lincoln Partners LLC and Michael Fox International, Inc. (individually, an "Advisor" and collectively, the "Advisors"), that Debtor (a) consents to Agent and the Lenders communicating with such Advisors for the purpose of being advised by, and discussing with, such Advisors, the Advisors' timeline, process, recommendations and proposals for any asset or stock sales, or the refinancing of Debtor's indebtedness, or for the recapitalization of Debtor or any Affiliate, or any other plans for increasing Debtor's equity, reducing the indebtedness of Debtor and its Affiliates, or otherwise improving the financial condition or business of Debtor and its Affiliates, and (b) agrees that such Advisors provide such information to the Agent and the Lenders, and also provide to Agent and the Lenders a copy of any contact, or other reports prepared by such Advisors for Debtor when such reports are delivered to Debtor, and deliver to Agent and the Lenders duplicate copies of any proposal letters, contracts, term sheets or written communications received from any prospective purchaser of any of IEC's assets when any such documents are delivered to Debtor by or on behalf of such Advisors.

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        3. Debtor shall have: (i) paid to the Agent, on or before January 4,
2003, the $112,143.49 in expenses of the Agent and the Lenders which Agent has requested Debtor to pay; (ii) paid to the Agent, on or before January 4, 2003, the $92,833.33 monthly payment on the pledged Acterna Note which payment was received in January 2003 and which payment will be applied as a prepayment of principal on the Term Notes by agreement with the Debtor; and (iii) agreed to pay to the Agent upon receipt thereof all of the net proceeds received by the Debtor in payment for the $280,000 B. Braun Receivables generated in January 2003 in connection with excess Inventory purchases made by B. Braun with such net proceeds to be applied by the Lenders as a prepayment of principal on the Term Notes. Debtor's agreement to all of the foregoing payments and the application thereof is evidenced by Debtor's signature on this Amendment. In consideration of the foregoing, and upon execution of this Amendment by all parties hereto, Agent and the Lenders agree that the principal payments in the amount of $175,438.60 on the Term Notes which were due on January 1, 2003 are deferred until January 15, 2003, and $110,000 in fees, consisting of the $85,000 unpaid portion of the Base Fee required by Amendment No. 10 and the unpaid $25,000 Amendment Fee required by Amendment No. 11, both of which were due on December 31, 2002, are also deferred until January 15, 2003.

     B. Amendments. Debtor, the Agent and the Lenders agree that upon Debtor's satisfaction of, or agreement to, as appropriate, the conditions set forth in Section A above, the Agreement and the Schedule are amended in the following respects:

        1. Item 1 of the Schedule to the Agreement regarding Borrowing Capacity is hereby deleted in its entirety as of the date hereof and replaced by the following:

                 "1. Borrowing Capacity (1.1(e))

                     Borrowing Capacity at any time shall be the net amount
                determined by taking the lesser of the following amounts:

                (A) The applicable Maximum Limit of $1,000,000.

                                       or

                (B) The amount equal to the sum of the IEC Borrowing Capacity (as defined below)

                and subtracting from the lesser of (A) and (B) above, the sum of
                (a) banker's acceptances, plus (b) letters of guaranty, plus (c) Letters of Credit.

                        'IEC Borrowing Capacity' at any time shall be the amount
                equal to the sum of up to 85% of the IEC Receivables Borrowing Base.

                        Nothing herein shall detract from the demand,
                discretionary nature of any Advances requested, or made, under this Agreement."

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        2. Item 18(g) of the Schedule to the Agreement regarding Pricing Grids is hereby deleted in its entirety and replaced with the following new text:

         "(g) Pricing Grid - Advances and Term Loan. The applicable rates of interest to be charged during each time period listed below for each Prime Rate Loan and Libor Loan made or outstanding hereunder as an Advance or under the Term Notes are listed below:

                                  PRICING GRIDS

     A. ADVANCES

        Period                  Prime Rate Option       Libor Rate Option
        ------                  -----------------       -----------------

        1/1/03 through
        1/17/03                 Prime Rate plus 6.0%            None


     B. TERM LOAN

         Period                 Prime Rate Option       Libor Rate Option
         ------                 -----------------       -----------------

        1/1/03 through
        1/17/03                 Prime Rate plus 6.0%            None."


        3. The existing Section 10.21 of the Agreement regarding Sale of Texas Property is hereby deleted and replaced with the following new text:

           "10.21. SALE OF TEXAS PROPERTY. Debtor shall not fail to (i) diligently pursue the sale of Debtor's property in Edinburgh, Texas and obtain a sale contract acceptable to Debtor, Agent and the Lenders on or before January 15, 2003; (ii) promptly thereafter assign to the Agent for the benefit of the Lenders the net proceeds under any such contract ("Net Proceeds"); and (iii) pay to the Agent for the benefit of the Lenders, upon receipt, the Net Proceeds with such Net Proceeds to be applied firstly to the repayment in full of the Term Notes and thereafter to repayment of the Revolving Notes.

        4. Item 32 of the Schedule to the Agreement is hereby deleted in its entirety and replaced with the following new text:

        "Initial Term: January 17, 2003. Renewal Term: None"

                D. Reaffirmations and Release.

        1. The Agreement, except as specifically modified hereby, shall remain in full force and effect and Debtor hereby reaffirms the Agreement, as modified by this Amendment, and all collateral and other documents executed and delivered to Agent and the Lenders in connection with the Agreement.

        2. Debtor reaffirms that Debtor intends to refinance the Advances and the Term Loans under the Agreement with one or more different lenders, and agrees that, upon such payment of the Advances under the Agreement, the Term Notes of the Debtor dated December 28, 1999 in favor of the Lenders become due and payable by the terms thereof since such financing would not come from internally generated funds in the ordinary course of business.

        3. IEC-Mexico and IEC-FSC, by their execution hereof, consent hereto and hereby reaffirm the execution and delivery of their respective Guaranties dated December 28, 1999 and each agrees that its respective guaranty shall continue in full force and effect and shall be applicable to all indebtedness, obligations and liabilities of Debtor to Agent and the Lenders, including without limitation, all indebtedness evidenced by or arising under the Agreement, as modified by this Amendment.

        4. By their execution hereof, each of Debtor, IEC-Mexico and IEC-FSC, (each individually a "Releasor", and collectively, the "Releasors"), for good and valuable consideration, and by these presents does for itself, and its representatives, successors and assigns, remise, release and forever discharge the Agent and the Lenders in any and every capacity, their predecessors, successors, assigns, directors, officers, shareholders, employees, attorneys, advisors and agents (collectively, the "Releasees") of and from all, and all manner of action and actions, cause and causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands whatsoever, in law or in equity, which against such Releasees or any one or more of them, any Releasor ever had, now has or which any Releasor or any of any Releasor's representatives, successors or assigns hereafter can, shall or may claim to have for or by reason of any cause, matter or thing whatsoever, arising from the beginning of time to and through and including the date hereof.

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        E. Other Provisions.

                1. Debtor agrees to pay on demand by Agent all expenses of Agent and Lenders including without limitation, fees and disbursements of counsel for Agent and the Lenders, in connection with the transactions contemplated by this Amendment, the negotiations for and preparation of this Amendment and any other documents related hereto, and the enforcement of the rights of Agent and the Lenders under the Agreement as amended by this Amendment.

                2. This Amendment shall be governed by and construed under the internal laws of the State of New York, as the same may from time to time be in effect, without regard to principles of conflicts of law.

                 Agreed to as of the date first set forth above.


IEC ELECTRONICS CORP.                   HSBC BANK USA, as Agent
as Debtor

By: /s/ W. Barry Gilbert                By: /s/ Vincent J. Harper
------------------------                -------------------------
        W. Barry Gilbert                        Vincent J. Harper
        Chief Executive Officer                 First Vice President


GENERAL ELECTRIC CAPITAL                HSBC BANK USA, as a Lender
CORPORATION, as a Lender

By: /s/ Donald Cavanagh                 By: /s/ Vincent J. Harper
-----------------------                 ----------------------------
        Donald J. Cavanagh                      Vincent J. Harper
        Duly Authorized Signatory               First Vice President



CONSENTED TO AND AGREED AS OF THE FIRST DAY OF JANUARY, 2003.

IEC ELECTRONICOS, S. de R.L. de C.V.    IEC ELECTRONICS FOREIGN SALES
as Guarantor                            CORPORATION, as Guarantor

By: /s/ W. Barry Gilbert             By:By: /s/ W. Barry Gilbert
------------------------             ---------------------------
        W. Barry Gilbert                        W. Barry Gilbert
        Chief Executive Officer                 Chief Executive Officer




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